Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months Ended

June 30, 2018 and Reaffirms Full Year 2018 Guidance

CONCORD, NC (August 1, 2018) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported second quarter 2018 total revenues of $165.8 million, net income of $31.9 million or $0.78 per diluted share, and adjusted non-GAAP net income of $30.8 million or $0.75 per diluted share. Six month 2018 total revenues were $240.2 million, net income was $29.2 million or $0.71 per diluted share, and adjusted non-GAAP net income was $28.1 million or $0.68 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2018 non-GAAP earnings guidance of $1.00 to $1.20 per diluted share as further described below. Non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

These results reflect the negative impact of unusually poor weather surrounding NASCAR racing events at our Bristol, Charlotte and Texas Motor Speedways and Sonoma Raceway this second quarter, and our Atlanta and Las Vegas Motor Speedways in the first quarter – all six of our speedways that held events. Management believes many revenue categories continue to be negatively impacted by changing demographics, evolving media content consumption, the lingering effects of lower consumer and corporate spending, and underemployment in certain demographic groups.

Las Vegas Motor Speedway is hosting a second annual Monster Energy NASCAR Cup race weekend this September 13-16. As management expected, admission revenues from its first quarter 2018 NASCAR events were lower on a comparable year-over-year basis. The Company believes the initial strong appeal of these new playoff races in the Las Vegas market reduced the demand for their first quarter 2018 NASCAR events. However, net increases in current full year and long-term future profitability are expected from realignment of these third quarter 2018 racing events.

Second Quarter Comparison
●	Total revenues of $165.8 million in 2018 compared to $170.0 million in 2017
●	Non-recurring benefit of state income tax law change of $1.1 million or $0.03 per diluted share in 2018
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after tax or $0.02 per diluted share in 2017
●	Net income of $31.9 million or $0.78 per diluted share in 2018 compared to $27.3 million or $0.67 per diluted share in 2017
●	Adjusted non-GAAP net income of $30.8 million or $0.75 per diluted share in 2018 compared to $28.0 million or $0.68 per diluted share in 2017

Year-to-Date Comparison

●	Total revenues of $240.2 million in 2018 compared to $246.5 million in 2017
●	Non-recurring benefit of state income tax law change of $1.1 million or $0.03 per diluted share in 2018
●	Accelerated depreciation and removal costs on retired assets aggregating $4.6 million pre-tax, $2.9 million after-tax or $0.07 per diluted share in 2017
●	Impairment charge for goodwill of $1.1 million pre-tax, $698,000 after tax or $0.02 per diluted share in 2017
●	Net income of $29.2 million or $0.71 per diluted share in 2018 compared to $25.4 million or $0.62 per diluted share in 2017
●	Adjusted non-GAAP net income of $28.1 million or $0.68 per diluted share in 2018 compared to $29.0 million or $0.71 per diluted share in 2017

The Company now excludes the 10% broadcast rights fees that NASCAR retains for itself from both broadcasting revenue and related event management fees. Amounts for NASCAR broadcasting revenue and NASCAR event management fees were revised by $9.2 million and $13.1 million in the three and six months ended June 30, 2017 (comparable amounts were $9.6 million and $13.7 million for 2018). The revision had no impact on net income or loss, earnings or loss per share, balance sheet data or cash flows.

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or diluted earnings per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended June 30:		Six Months Ended June 30:
	2018	2017	2018	2017
Net income using GAAP	$31,883	$27,306	$29,169	$25,371
Non-recurring benefit of state income tax law change	(1,110)	–	(1,110)	–
Impairment of goodwill, pre-tax	–	1,117	–	1,117
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	–	–	4,597
Aggregate income tax effect of non-GAAP adjustments	–	(419)	–	(2,119)
Non-GAAP net income	$30,773	$28,004	$28,059	$28,966

Diluted earnings per share using GAAP	$0.78	$0.67	$0.71	$0.62
Non-recurring benefit of state income tax law change	(0.03)	–	(0.03)	–
Impairment of goodwill, pre-tax	–	0.03	–	0.03
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	–	–	0.11
Aggregate income tax effect of non-GAAP adjustments	–	(0.01)	–	(0.05)
Non-GAAP diluted earnings per share	$0.75	$0.68	$0.68	$0.71

Significant 2018 Second Quarter Racing Events

●	Bristol Motor Speedway – NASCAR Food City 500 Monster Energy Cup and Fitzgerald Glider Kits 300 Xfinity Series, and Fitzgerald USA NHRA Thunder Valley Nationals racing events
●

Charlotte Motor Speedway – NASCAR Monster Energy All-Star Race, Coca-Cola 600 Monster Energy Cup, Alsco 300 Xfinity and North Carolina Education Lottery 200 Camping World Truck Series, and NGK Spark Plugs NHRA Four-Wide Nationals racing events

●	Las Vegas Motor Speedway – DENSO Spark Plugs NHRA Four-Wide Nationals racing event
●	Sonoma Raceway – NASCAR Toyota/Save Mart 350 Monster Energy Cup Series racing event
●	Texas Motor Speedway – NASCAR O’Reilly Auto Parts 500 Monster Energy Cup, My Bariatric Solutions 300 Xfinity and PPG 400 Camping World Truck, and IndyCar DXC Technology 600 Series racing events

2018 Earnings Guidance

The Company reaffirmed that second quarter 2018 results are consistent with its previous full year 2018 non-GAAP earnings guidance of $1.00-$1.20 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and food costs and continuing underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

During the six months ended June 30, 2018, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $12.4 million. On July 25, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.1 million, payable on September 5, 2018 to shareholders of record as of August 15, 2018. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the six months ended June 30, 2018, the Company repurchased 122,000 shares of common stock for approximately $2.3 million under its stock repurchase program. As of June 30, 2018, the Company has repurchased 4,931,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 1,069,000.

Comments

“Despite exceptionally bad weather, SMI’s second quarter and year-to-date results for 2018 were within our expectations,” stated Speedway Motorsports Chief Executive Officer and President Marcus G. Smith. “While adverse weather conditions have negatively impacted our admissions and certain revenue streams at all six of our NASCAR Cup weekends and certain smaller events, our results reflect higher sponsorship and ancillary broadcasting revenues on a comparable year-over-year basis. Our aggressive sales and marketing teams have sold all NASCAR Cup, Xfinity (except one) and Truck series entitlements for 2018, and many for several years beyond. We are increasingly optimistic that our innovative marketing strategies, including focus on broader use of our first class facilities in premium markets, are resulting in long-term opportunities for increased revenue streams and profitability. We continue to build financial strength through execution of our long-term strategic goals of debt reduction, share repurchases, and restrained capital spending, and benefit from lower cash taxes under the recently enacted federal Tax Cuts and Jobs Act.”

Mr. Smith continued, “Anticipation continues to build around our upcoming inaugural NASCAR Xfinity and Monster Energy Cup Series playoff races on Charlotte Motor Speedway’s new 2.28-mile ROVAL™ September 29-30. The ROVAL™ is NASCAR’s ‘newest track’, a combination of Charlotte’s legendary oval and a world-class road course. It will provide fans a unique opportunity to see all of the road course action without the race cars ever leaving their field of vision. The Bank of America ROVAL™ 400 weekend will feature the first road course races in NASCAR’s Monster Energy Cup and Xfinity Series playoffs. The competition should be outstanding entertainment for our fans, and could set the stage for similar racing at other motorsport facilities. This is another chapter in SMI’s long history of delivering innovative, unparalleled entertainment to our long-time loyal and next generation race fans.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “During this quarter, we proudly showcased our second distinctive ‘four-lane’ NHRA race event at ‘The Strip at Las Vegas Motor Speedway’. Our fans find this unique style of competition incredibly thrilling and appealing. Our management teams realize that innovative entertainment and unsurpassed value is needed to face the challenges of changing demographics and media content consumption. SMI continues to invest for the future to overcome these challenges. For example, we have constructed new unique, fan entertainment areas similar to high-end taverns or sports ‘pubs’ with outdoor viewing decks overlooking our on-track restart zones. These premium hospitality areas provide exciting entertainment for our fans and corporate customers – very close to the racing action. SMI’s first priority, along with NASCAR and the broadcasting media powerhouses, is capturing the next generation of new race fans.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 7084044. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Six Months Ended June 30, 2018 and 2017
(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
STATEMENT OF OPERATIONS DATA	6/30/2018	6/30/2017	6/30/2018	6/30/2017

Revenues:
Admissions	$25,412	$29,141	$36,275	$43,891
Event related revenue	47,593	50,080	66,983	69,039
NASCAR broadcasting revenue (a)	86,131	83,173	122,872	118,103
Other operating revenue	6,712	7,617	14,082	15,422
Total Revenues	165,848	170,011	240,212	246,455
Expenses and Other:
Direct expense of events	33,013	33,231	45,267	45,688
NASCAR event management fees (a)	46,276	44,908	66,828	64,087
Other direct operating expense	4,566	5,031	9,438	10,171
General and administrative	27,255	26,944	51,648	49,530
Depreciation and amortization	13,138	13,469	26,228	30,974
Interest expense, net	2,953	3,163	5,910	6,168
Impairment of goodwill	-	1,117	-	1,117
Other (income) expense, net	(2,297)	(376)	(2,246)	202
Total Expenses and Other	124,904	127,487	203,073	207,937
Income Before Income Taxes	40,944	42,524	37,139	38,518
Provision for Income Taxes	(9,061)	(15,218)	(7,970)	(13,147)
Net Income	$31,883	$27,306	$29,169	$25,371

Basic Earnings Per Share	$0.78	$0.67	$0.71	$0.62
Weighted average shares outstanding	40,946	41,045	40,964	41,066

Diluted Earnings Per Share	$0.78	$0.67	$0.71	$0.62
Weighted average shares outstanding	40,956	41,056	40,979	41,082

Major NASCAR-sanctioned Events Held During Period	8	8	12	12

(a) Amounts for 2017 were revised for consistency with 2018 presentation; there was no impact on net income, earnings per share or Balance Sheet data

Certain Events Affected by Poor Weather and Other Racing Schedule Changes:
•

Poor weather surrounded the Monster Energy NASCAR Cup Series racing weekends at Atlanta and Las Vegas Motor Speedways in the first quarter 2018, and Bristol, Charlotte and Texas Motor Speedways and Sonoma Raceway in the second quarter 2018

•	Las Vegas Motor Speedway held one NASCAR Camping World Truck Series race in the first quarter 2018 that was not held last year

BALANCE SHEET DATA	6/30/2018	12/31/2017

Cash and cash equivalents	$88,497	$81,924
Total current assets	138,169	123,334
Property and equipment, net	952,006	958,215
Goodwill and other intangible assets, net	344,608	344,608
Total assets	1,459,374	1,450,680

Deferred race event and other income, net	50,636	40,779
Total current liabilities	104,362	88,733
Credit facility borrowings (all term loan)	7,000	30,000
Total long-term debt (excluding deferred financing costs)	207,887	231,049
Total liabilities	524,433	531,457
Total stockholders' equity	934,941	919,223